Exhibit 10.1

LUCIRA HEALTH, INC.

Kevin Collins	May 6, 2021

Dear Kevin,

On behalf of Lucira Health Inc. (the “Company”), it is my pleasure to offer you employment beginning on May 27, 2021 (the “Start Date”). This letter shall serve to confirm the terms of your employment with the Company.

If the terms below are acceptable to you, please sign this confirmation letter where indicated and return it to me.

SUMMARY:

Position. Your initial position will be Chief Revenue Officer. The responsibilities associated with this position are outlined below in Exhibit A and may change due to the dynamic nature of the job. You will primarily work at our office located in Emeryville, CA. Of course, the Company may change your position, duties, and work location from time to time in its discretion.

Salary. Your initial base salary will be $440,000.00 per year, less payroll deductions and withholdings, paid on the Company’s normal payroll schedule. All reasonable business expenses that are documented by you will be reimbursed that are incurred in the ordinary course of business.

Annual Discretionary Bonus. You will also be eligible to earn an annual discretionary bonus of up to 40% of your base salary. The amount of this bonus will be determined in the sole discretion of the Company and based, in part, on your performance and the performance of the Company during the calendar year, as well as any other criteria the Company deems relevant, as set forth in the Company’s Employee Bonus Program or any successor bonus program sponsored by the Company. The Company will pay you this bonus, if any, no later than March 15th of the following calendar year. The bonus is not earned until paid and no pro-rated amount will be paid if your employment terminates for any reason prior to the payment date.

Sales Commission Plan. While you remain employed by the Company, you will also be eligible to earn sales commissions with a target of 30% of your base salary. The terms and conditions for earning sales commissions will be governed by the Company’s Sales Commission Plan, which will be acceptable to you and the Company. You will be provided with a copy of the Sales Commission Plan applicable to you.

Equity Incentive Plan. Subject to approval by the Company’s Board of Directors (the “Board”), the Company anticipates granting you Restricted Stock Units (“RSUs”) that will approximate $2,150,000. The RSUs will be governed by the terms and conditions of the Company’s 2021 Equity Incentive Plan (the “Plan”) and will include a four year vesting schedule, under which 25% will vest 12 months after the vesting commencement date, and 3/48ths of the total shares will vest on the first day of the last month of each quarter thereafter, until either the RSUs are fully vested or your continuous service (as defined in the Plan) terminates, whichever occurs first with a one year cliff.

Benefits. During your employment, you will be eligible to enroll in the Company’s standard employee benefit plans, including health, dental, and vision plans, and other benefit programs as they are adopted by the Company, subject to plan terms and generally applicable Company policies. Currently, the Company provides the following insurance coverages: $450 per month for health insurance ($200 for dependents) and 80% of the monthly cost for vision and dental insurance (50% for dependents). We will provide you more information regarding these plans upon your request. The Company may change compensation and benefits from time to time in its discretion.

Exempt Salaried Employee. We believe in working efficiently and we strive to uphold normal business hours from 9:00 a.m. to 6:00 p.m., Monday through Friday. However, as an exempt salaried employee, you will be expected to work the Company’s normal business hours as well as additional hours as required by the nature of your work assignments, and you will not be eligible for overtime compensation.

At-Will Employment. It is our desire that our association be long-lasting and mutually rewarding. You should however understand that your employment with the Company is for no specified period and will be “at-will”. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without advance notice. Your employment at-will status can only be modified in a written agreement signed by you and by an officer of the Company. We request that, in the event of your resignation, you give the Company at least two (2) weeks’ notice.

Prior Agreements and Restrictions. By signing this letter, you represent that you have full authority to accept this position and perform the duties of the position without conflict with any other obligations and you specifically warrant that you are not a party to any agreement that in any way prohibits or imposes any restriction on your employment with the Company, and your acceptance of this offer will not breach any agreement to which you are a party. You further represent that you are not involved in any situation that might create, or appear to create, a conflict of interest with respect to your loyalty or duties to the Company. You will provide the Company with copies of any relevant employment-related agreements with any former employer, including any non-compete agreement that you may have with another company. We also wish to emphasize that we are hiring you because we believe that you have general skills and experience that will benefit the Company. We are not hiring you to acquire any proprietary or confidential information of your prior employers and ask that you not bring any such confidential information with you, including trade secrets. You agree that you will not bring onto Company premises, or upload onto any Company system, any unpublished documents, information or property belonging to any former employer or other person to whom you have an obligation of confidentiality. You hereby represent that you have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company. You also agree to honor all obligations to former employers during your employment with the Company.

Outside Activities. You agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting, advisory roles or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company; provided, however, that the Company acknowledges and agrees that you are currently and will continue to be an advisory board member of Alvarez Larrea Equipos Medicos Alem CIA. LTDA. and SofMedica Group SRL.

Confidential Information and Company Policies. As a Company employee, you will be expected to abide by Company rules and policies. As a condition of employment, you must sign and comply with the attached Employee Confidential Information and Invention Assignment Agreement which prohibits unauthorized use or disclosure of the Company’s proprietary information, among other obligations. Upon your acceptance of this offer, please return to me a signed copy of this agreement.

Arbitration. To ensure the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, your employment with the Company, or the termination of your employment, shall be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. § 1-16, to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by JAMS or its successor, under JAMS’ then applicable rules and procedures for employment disputes before a single arbitrator (available upon request and also currently available at http://www.jamsadr.com/rules- employment-arbitration/). You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding.

In addition, all claims, disputes, or causes of action under this section, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration.

This section shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law, including, without limitation, claims brought pursuant to the California Private Attorneys General Act of 2004, as amended, the California Fair Employment and Housing Act, as amended, and the California Labor Code, as amended, to the extent such claims are not permitted by applicable law(s) to be submitted to mandatory arbitration and the applicable law(s) are not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”). In the event you intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be filed with a court, while any other claims will remain subject to mandatory arbitration. You will have the right to be represented by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration under this agreement shall be decided by the arbitrator. Likewise, procedural questions which grow out of the dispute and bear on the final disposition are also matters for the arbitrator.

The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that you or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS arbitration fees in excess of the administrative fees that you would be required to pay if the dispute were decided in a court of law. Nothing in this letter agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

Background Check: Proof of Right to Work. This offer is contingent upon a satisfactory reference check and satisfactory proof of your right to work in the United States. If the Company informs you that you are required to complete a background check, this offer is contingent upon satisfactory clearance of such background check. You agree to assist as needed and to complete any documentation at the Company’s request to meet these conditions.

Acceptance of Offer; Entire Agreement. This letter, along with the Employee Confidential Information and Invention Assignment Agreement, sets forth the complete and exclusive terms of your employment with the Company and supersedes any prior representations or agreements made to you by anyone, whether written or oral. Changes in your employment terms, other than those changes expressly reserved to the Company’s discretion in this letter, require a written modification signed by an officer of the Company. If any provision of this offer letter agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this offer letter agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This letter may be delivered and executed via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, or other applicable law) or other transmission method and shall be deemed to have been duly and validly delivered and executed and be valid and effective for all purposes.

If you wish to accept the employment offer at under the terms described above, please sign and date this letter, along with the enclosed Employee Confidential Information and Inventions Assignment Agreement. This offer, if not accepted, will expire on May 11, 2021.

SIGNATURE PAGE FOLLOWS

I am delighted that you will be joining the Lucira Health team and I personally look forward to working together with you to build our company and improve healthcare around the world. If you have any questions, please do not hesitate to contact me.

Best regards,

/s/ Erik T. Engelson
Erik T. Engelson
Chief Executive Officer
Lucira Health, Inc.

UNDERSTOOD AND ACCEPTED:

I accept this employment offer. The provisions stated in this letter supersede all prior discussions and offer negotiations.

Signed:	/s/ Kevin Collins
Date:	May 10, 2021
Start Date:	May 27, 2021

EXHIBIT A

RESPONSIBILITIES

The following summary is a partial list of the responsibilities associated with your job and is intended to illustrate initial job function. Due to the dynamic nature of the job, your duties and responsibilities may change over time.

SUMMARY:

As the Chief Revenue Officer, you are responsible for the company’s revenue streams and leveraging knowledge of the roles both sales and marketing play in driving growth. You have ultimate accountability in aligning all revenue-generating departments and building strategic partnerships. Your cross-functional expertise will ensure sales and marketing communicate well, share information, and collaborate in content creation so that all messaging fits our target customers.

PRIMARY RESPONSIBILITIES:

•	Partner with other members of the executive team to execute the current corporate strategic plan, and develop future plans
•	Ensure performance, strategy, and alignment of the organization’s revenue- generating departments
•

Manage a global sales team that can drive business growth across all customer segments and profiles, and share accountability with the marketing function for improving the individual customer experience and strategy

•	Help maximize reach and efficiency by adding new, scalable partners in a strategic way
•	Build and foster creative teams committed to continuing our culture of innovation
•	Monitor the revenue pipeline and leads, adjusting as necessary to create sustainable growth

YOU WILL REPORT TO: Erik T. Engelson, Chief Executive Officer.